UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 30, 2021

APTEVO THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37746	81-1567056
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 4th Avenue, Suite 1050 Seattle, Washington	98121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 838-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	APVO	The Nasdaq Stock Market LLC

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement

On March 30, 2021, Aptevo Therapeutics Inc. (“Aptevo” or the “Company”) entered into and closed a royalty purchase agreement (the “Royalty Purchase Agreement”) with an entity managed by HealthCare Royalty Management, LLC (“HCR”) pursuant to which the Company sold to HCR the right to receive all royalty payments made by Pfizer Inc. (“Pfizer”) in respect of net sales of RUXIENCE. Under the terms of the Royalty Purchase Agreement, the Company received $35 million (the “Investment Amount”) at closing and the Company is eligible to receive additional payments in aggregate of up to an additional $32.5 million based on the achievement of sales milestones. The sales tiers required to earn the total of $32.5 million in milestones are as follows: up to $10 million in 2021, payable at $3.5 million if RUXIENCE net sales equal or exceed $350 million plus an additional $6.5 million if RUXIENCE net sales equal or exceed $395 million; up to $12.5 million in 2022, payable at $2.5 million if RUXIENCE net sales equal or exceed $450 million plus an additional $4.5 million if RUXIENCE net sales equal or exceed $500 million plus an additional $5.5 million if RUXIENCE net sales equal or exceed $525 million; and $10 million in 2023 if RUXIENCE net sales equal or exceed $570 million (collectively, the “Milestone Amounts”). The Royalty Purchase Agreement further provides that, once HCR reaches aggregate royalty payments totaling 190% of the Investment Amount plus the Milestone Amounts to the extent paid by HCR to the Company, Aptevo will be entitled to receive 50% of any additional royalty payments by Pfizer thereafter.

In connection with the Royalty Purchase Agreement, the Company amended its Credit Agreement with MidCap Financial and used $10 million of the proceeds received from the Royalty Purchase Agreement with HCR to pay down the outstanding principal under this agreement from $25 million to $15 million. $10 million of the remaining $15 million principal balance will be payable on March 31, 2022.  Beginning March 1, 2022, monthly repayment of the remaining $5 million of principal will commence and continue for the final 30 months of the loan term. If the Company sells the IXINITY deferred payment stream and milestones prior to full repayment of this $5 million principal amount, under the agreement with MidCap Financial, proceeds from same will be applied to pay down the outstanding loan principal balance. MidCap Financial also released its security interest in the RUXIENCE royalty payments. A fee of $550,000 was paid by the Company to MidCap Financial in connection with the amendment in lieu of the formula-based fee previously required.

The foregoing descriptions of the Royalty Purchase Agreement and the amendment to the Credit Agreement is a summary, is not complete, and is qualified in its entirety by the full text of the Royalty Purchase Agreement and the amendment to the Credit Agreement, copies of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

Item 2.02. Results of Operations and Financial Condition.

On March 31, 2021, the Company issued a press release announcing its financial results for the period ended December 31, 2020 and providing a business update (the “Press Release”).  A copy of the Press Release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

A copy of the Press Release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01, including the exhibit hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.  The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before, on or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 31, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APTEVO THERAPEUTICS INC.

Date: March 31, 2021	By:	/s/ Marvin L. White
Marvin L. White President and Chief Executive Officer